Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Absolute Shares Trust:

We consent to the use of our report, dated August 27, 2020, with respect to the financial statements and financial highlights of WBI BullBear Rising Income 3000 ETF, WBI BullBear Value 3000 ETF, WBI BullBear Yield 3000 ETF, WBI BullBear Quality 3000 ETF, WBI BullBear Global Income ETF, WBI Power Factor High Dividend ETF, WBI BullBear Trend Switch US 3000 Total Return ETF, and WBI BullBear Trend Switch US Total Return ETF, eight funds constituting Absolute Shares Trust, as of June 30, 2020, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” and “Other Service Providers – Independent Registered Public Accounting Firm” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York
October 26, 2020